SECOND AMENDED, RESTATED AND CONSOLIDATED PLEDGE AGREEMENT
For the Benefit of the Contran Amended and Restated Deferred Compensation Trust

This Second Amended, Restated and Consolidated Pledge Agreement (this “Agreement”) is between Contran Corporation, a Delaware corporation (“Contran”), and Valhi Holding Company, a Delaware corporation and a subsidiary of Contran (“VHC”), and amends, restates and consolidates as of October 7, 2009 (the “Effective Date”) the following agreements (collectively, the “Prior Pledge Agreements”):

•
the Amended, Restated and Consolidated Pledge Agreement dated January 1, 2007 (the “Prior Consolidated Valhi Common Stock Pledge Agreement”) between Contran and VHC whereby VHC pledged 6.8 million shares (the “Originally Pledged Valhi Shares”) of common stock, par value $0.01 per share (“Valhi Common Stock”), of Valhi, Inc., a Delaware corporation, to the Contran Amended and Restated Deferred Compensation Trust effective January 1, 2006 between Contran and a former trustee (such agreement shall be referred to herein as the “CDCT Agreement” and the trust governed by the CDCT Agreement shall be referred to herein as the “CDCT”);

•
the Pledge Agreement effective as of April 1, 2007 (the “Prior TIMET Common Stock Pledge Agreement”) between Contran and VHC whereby VHC pledged 3,247,680 shares of common stock, par value $0.01 per share (“TIMET Common Stock”), of Titanium Metals Corporation, a Delaware corporation, to the CDCT; and

•	the Amended, Restated and Consolidated Pledge Agreement effective as of July 30, 2008 (the “Consolidated TIMET Common Stock Pledge Agreement”) between Contran and VHC whereby:

o	Contran and Valhi amended, restated and consolidated the Prior Consolidated Valhi Common Stock Pledge Agreement and the Prior TIMET Common Stock Pledge Agreement;
o	Contran agreed to the release, as a substitution of CDCT assets pursuant to Sections 4(a), 5(a) and 5(c) of the Trust Agreement, of the Originally Pledged Valhi Shares from the pledge; and
o
VHC pledged, as a substitution of CDCT assets pursuant to Sections 4(a), 5(a) and 5(c) of the Trust Agreement, an additional 8,000,000 shares of TIMET Common Stock to the CDCT that resulted in an aggregate of 11,247,680 shares of TIMET Common Stock pledged to the CDCT (the “Originally Pledged TIMET Shares”).

Recitals

A.           Contran and Harold C. Simmons, the chairman of the board of Contran and a resident of Dallas, Texas (“Simmons”), entered into that certain Harold C. Simmons 2008 Amended and Restated Deferred Compensation Agreement as of December 30, 2008 (collectively with any further amendments, the “2008 Deferred Compensation Agreement”), which 2008 Deferred Compensation Agreement amended and restated the Harold C. Simmons 2005 Restated and Consolidated Deferred Compensation Agreement entered into as of December 21, 2005 (the “2005 Deferred Compensation Agreement”).  The 2005 Deferred Compensation Agreement amended, restated and consolidated the following deferred compensation agreements between Contran and Simmons, as amended:

•	the 1984 Deferred Compensation Agreement Amended and Restated as of January 1, 2004 (the “1984 Deferred Compensation Agreement”);

•	the 1993 Deferred Compensation Agreement Amended and Restated as of January 1, 2004 (the “1993 Deferred Compensation Agreement”);

•	the Harold C. Simmons Contran Corporation 2000 Deferred Compensation Agreement (the “2000 Deferred Compensation Agreement”); and

•	the Harold C. Simmons Contran Corporation 2001 Deferred Compensation Agreement (the “2001 Deferred Compensation Agreement”).

B.           In order to assist Contran with certain of its obligations under the 2008 Deferred Compensation Agreement, Contran and U.S. Bank National Association, as successor trustee (“U.S. Bank”), entered into the CDCT Agreement, which agreement amended, restated, consolidated and merged the following trusts:

•	the Contran Deferred Compensation Trust No. 1 dated February 11, 1994 between Contran and a former trustee (the “CDCT No. 1”), which:

o	was most recently amended and restated under the terms of the trust agreement effective as of January 1, 2004 between Contran and U.S. Bank, as successor trustee; and

o
provided a source of funds to assist Contran in meeting certain of its obligations under the 1993 Deferred Compensation Agreement, the 2000 Deferred Compensation Agreement and the 2001 Deferred Compensation Agreement; and

•	the Contran Deferred Compensation Trust No. 2 dated October 1, 1995 between Contran and a former trustee (the “CDCT No. 2”), which:

o	was most recently amended and restated under the terms of the trust agreement effective as of January 1, 2004 between Contran and U.S. Bank, as successor trustee; and

o	provided a source of funds to assist Contran in meeting certain of its obligations under the 1984 Deferred Compensation Agreement.

C.           Pursuant to the 2008 Deferred Compensation Agreement, Contran has an obligation to pay Simmons upon the occurrence of certain events (a “Payout Event”) the value of Simmons’s deferred compensation account established by the 2008 Deferred Compensation Agreement, less the value of assets concurrently distributed to him at the time by the trustee of the CDCT.

D.           As a result of the January 1, 2006 amendment, restatement, merger and consolidation of the CDCT No. 1 and the CDCT No. 2 into the CDCT, Contran and VHC entered into the Prior Consolidated Valhi Common Stock Pledge Agreement, which agreement amended, restated and consolidated:

•	the Pledge Agreement effective as of August 25, 2005 between Contran and VHC whereby VHC pledged 3.5 million shares of Valhi Common Stock to the CDCT No. 1; and

•	the Pledge Agreement effective as of August 25, 2005 between Contran and VHC whereby VHC pledged 3.3 million shares of Valhi Common Stock to the CDCT No. 2.

E.           In order to further secure certain of Contran’s obligations under the 2008 Deferred Compensation Agreement, Contran and VHC subsequently entered into:

•	the Prior TIMET Common Stock Pledge Agreement effective April 1, 2007; and

•	the Consolidated TIMET Common Stock Pledge Agreement effective July 30, 2008.

F.           Effective March 13, 2009, VHC released 1.0 million of the Originally Pledged TIMET Shares pursuant to Consolidated TIMET Common Stock Pledge Agreement.  Effective March 16, 2009, the CDCT released 204,498 of such shares to Simmons (based on the closing price of $4.89 per share of TIMET Common Stock on March 13, 2009).  Effective April 15, 2009, the CDCT released 137,174 of such shares to Simmons (based on the closing price of $7.29 per share of TIMET Common Stock on April 14, 2009).  Effective June 15, 2009, the CDCT released 90,661 of the TIMET Shares to Simmons (based on the closing price of $11.03 per share of TIE on June 12, 2009).  Immediately prior to the Effective Date, there are 10,247,680 shares of TIMET Common Stock pledged under the Consolidated TIMET Common Stock Pledge Agreement (the “TIMET Shares”).

G.           As of the Effective Date, Contran and VHC desire to amend, restate and consolidate the Prior Pledge Agreements in order to substitute the pledge of the TIMET Shares with a pledge of shares of Valhi Common Stock of equal fair market value pursuant to Section 5(c) of the CDCT Agreement.

Agreement

In consideration of the mutual premises, representations and covenants herein contained, the parties hereto mutually agree as follows.

ARTICLE I.
AMENDMENT, RESTATEMENT AND CONSOLIDATION

The Prior Pledge Agreements are hereby amended, restated and consolidated so that the Prior Pledge Agreements are replaced in their entirety by this Agreement.

ARTICLE II.
SUBSTITUTION OF EQUAL FAIR MARKET VALUE OF SHARES PLEDGED

The parties agree that the following shall occur as of the Effective Date;

Section 2.1.  Actions by VHC.

(a)           VHC grants to the CDCT a security interest in 8,457,160 shares of Valhi Common Stock that, as of the Effective Date, are of equal fair market value to the TIMET Shares (the “Valhi Shares”), which equal fair market value has been determined as the result, rounded down to the nearest whole share of Valhi Common Stock, of the product of (x) the number of TIMET Shares and (y) the $9.73 closing price per share of TIMET Common Stock on October 6, 2009, the last day immediately prior to the Effective Date on which such shares traded as reported by the New York Stock Exchange, and (z) divided by the $11.79 closing price per share of Valhi Common Stock on October 6, 2009, the last day immediately prior to the Effective Date on which such shares traded as reported by the New York Stock Exchange (the “Valhi Closing Price”); and

(b)           VHC will promptly deliver to the CDCT stock certificates for the Valhi Shares and stock powers related to such certificates duly endorsed in blank, undated and Medallion Signature Guaranteed (all in a form reasonably satisfactory to the Trustee).

Section 2.2.  Actions by Contran.

(a)           Contran shall promptly pay to the CDCT $10.02 cash for the fractional interest of the share of Valhi Common Stock not delivered to the CDCT as a result of the rounding down to the nearest whole share pursuant to the formula described in Section 2.1(a), which cash is the amount of such fraction multiplied by the Valhi Closing Price (the “Fractional Payment”); and

(b)           Contran shall promptly deliver to U.S. Bank as successor trustee of the CDCT a letter substantially in the form of Exhibit A attached hereto.

ARTICLE III.
REPRESENTATIONS AND WARRANTIES OF CONTRAN

Contran represents and warrants to VHC as of the Effective Date as follows.

Section 3.1.  Authority.  It is a corporation validly existing and in good standing under the laws of the state of its incorporation. It has full corporate power and authority, without the consent or approval of any other person, to execute and deliver this Agreement and to consummate the transactions contemplated by this Agreement. All corporate action required to be taken by or on behalf of it to authorize the execution, delivery and performance of this Agreement has been duly and properly taken.

Section 3.2.  Validity.  This Agreement is duly executed and delivered by it and constitutes its lawful, valid and binding obligation, enforceable in accordance with its terms. The execution and delivery of this Agreement and the consummation of the transactions contemplated by it are not prohibited by, do not violate or conflict with any provision of, and do not result in a default under (a) its charter or bylaws; (b) any material contract, agreement or other instrument to which it is a party or by which it is bound; (c) any order, writ, injunction, decree or judgment of any court or governmental agency applicable to it; or (d) any law, rule or regulation applicable to it, except in each case for such prohibitions, violations, conflicts or defaults that would not have a material adverse consequence to the transactions contemplated by this Agreement.

Section 3.3.  Ownership of TIMET Shares.  The TIMET Shares, when returned to VHC, will be free and clear of all liens, claims and encumbrances created by or through the CDCT.

ARTICLE IV.
REPRESENTATIONS AND WARRANTIES OF VHC

VHC represents and warrants to Contran as of the Effective Date as follows.

Section 4.1.  Authority.  It is a corporation validly existing and in good standing under the laws of the state of its incorporation. It has full corporate power and authority, without the consent or approval of any other person, to execute and deliver this Agreement and to consummate the transactions contemplated by this Agreement. All corporate action required to be taken by or on behalf of it to authorize the execution, delivery and performance of this Agreement has been duly and properly taken.

Section 4.2.  Validity.  This Agreement is duly executed and delivered by it and constitutes its lawful, valid and binding obligation, enforceable in accordance with its terms. The execution and delivery of this Agreement and the consummation of the transactions contemplated by it are not prohibited by, do not violate or conflict with any provision of, and do not result in a default under (a) its charter or bylaws; (b) any material contract, agreement or other instrument to which it is a party or by which it is bound; (c) any order, writ, injunction, decree or judgment of any court or governmental agency applicable to it; or (d) any law, rule or regulation applicable to it, except in each case for such prohibitions, violations, conflicts or defaults that would not have a material adverse consequence to the transactions contemplated by this Agreement.

Section 4.3.  Ownership of Valhi Shares.  The Valhi Shares when delivered to the CDCT will be free and clear of all liens, claims and encumbrances whatsoever, except for such liens, claims and encumbrances on the Valhi Shares created by this Agreement.

ARTICLE V.
RIGHTS TO THE VALHI SHARES

Section 5.1. The Rights of the CDCT to the Valhi Shares.  The CDCT may at any time following the occurrence and during the continuation of a Payout Event cause any or all of the Valhi Shares to be transferred of record into the name of the CDCT or its nominee and exercise any and all rights of a secured party holding a security interest in the Valhi Shares under the uniform commercial code.

Section 5.2. The Rights of the VHC to the Valhi Shares.  Prior to the transfer of record of a Valhi Share to the CDCT upon a Payout Event, VHC shall retain all rights to vote the Valhi Share and receive dividends on the Valhi Share.

ARTICLE VI.
PLEDGE FEE

As consideration for pledging the Valhi Shares, Contran shall pay in arrears to VHC on March 31, June 30, September 30 and December 31 of each year (if a business day, and if not, on the next successive business day as if made as of the end of such calendar quarter) a fee equal to 0.125% of the value of the Valhi Shares based on the closing sales price per share for shares of Valhi Common Stock on the second to last day of such calendar quarter on which such shares traded as reported by the New York Stock Exchange or such other principal exchange or other market quotation system on which such shares may then trade.  Upon the termination of this Agreement, if the termination date is not as of the end of a calendar quarter, Contran shall pay on the termination date to VHC a pro rated fee based on the portion of the calendar quarter in which the termination occurs that the Valhi Shares were pledged and the closing sales price per share of Valhi Common Stock on the second to last day on which shares of Valhi Common Stock traded prior to the termination date as reported by the New York Stock Exchange or such other principal exchange or other market quotation system on which such shares may then trade.

ARTICLE VII.
CONTRAN INDEMNITY TO VHC

Contran agrees to indemnify VHC against any loss or incremental cost resulting from the pledge of the Valhi Shares to the CDCT under this Agreement or the transfer of the Valhi Shares to the CDCT upon a Payout Event.

ARTICLE VIII.
MISCELLANEOUS

Section 8.1.  Termination.  Either party hereto may terminate this Agreement by giving the other party thirty days advance written notice of such termination. In the event of the termination of this Agreement, Contran shall be obligated to either (i) pledge assets of equal fair market value to the Valhi Shares to the CDCT, (ii) contribute assets of equal fair market value to the Valhi Shares to the CDCT, or (iii) effect a combination of the forgoing such that the aggregate fair market value of the assets so pledged and contributed to the CDCT is equal to the fair market value of the Valhi Shares.  Upon satisfying the requirements in the previous sentence, the pledge of the Valhi Shares shall terminate and Contran shall cause the CDCT to return to VHC the stock certificates representing the Valhi Shares and the related stock powers that VHC originally tendered to the CDCT under this Agreement.

Section 8.2.  Applicable Law.  This Agreement shall be governed by and construed in accordance with the domestic laws of the state of Texas, without giving effect to any choice of law or conflict of law provision or rule (whether of the state of Texas or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the state of Texas.

Executed as of the Effective Date.

Contran Corporation By: /s/Gregory M. Swalwell Gregory M. Swalwell, Vice President	Valhi Holding Company By: /s/Bobby D. O'Brien Bobby D. O’Brien, Vice President

Exhibit A
October 7, 2009
William J. Lindquist
Senior Vice President
(972) 450-4224

US Bank Institutional Trust & Custody 555 SW Oak, Sixth Floor Portland, Oregon 97204 Attention: Ms. Sherry Glanville	Via Email

Re:
Substitution of Equal Fair Market Value of Pledged Shares of Common Stock of Titanium Metals Corporation Held by the Contran Amended and Restated Deferred Compensation Trust for Pledged Shares of Common Stock of Valhi, Inc.

Ladies and Gentlemen:

Pursuant to Sections 5(a) and (c) of the Contran Amended and Restated Deferred Compensation Trust Agreement dated as of January 1, 2006 between Contran Corporation, a Delaware corporation (“Contran”), and U.S. Bank National Association, as successor trustee of the trust, Contran hereby directs that the trustee, upon receipt of stock certificates and related executed stock powers reasonably acceptable by the trustee representing 8,457,160 shares (the “Valhi Shares”) of the common stock, par value $0.01 per share, of Valhi, Inc., a Delaware corporation, held by Valhi Holding Company, a Delaware corporation and a subsidiary of Contran, (“VHC”), as the fair market value of which was determined and then pledged to the trust pursuant to the terms of the Second Amended, Restated and Consolidated Pledge Agreement of even date herewith (the “Pledge Agreement”) between the Contran and VHC, along with the receipt by the CDCT of the Fractional Payment (as defined in the Pledge Agreement), that the CDCT promptly:

1.
release any and all right, title and security interest the CDCT may hold in the 10,247,680 shares of common stock, par value $0.01 per share, of Titanium Metals Corporation previously pledged to the trust (the “TIMET Shares”), as the fair market value of which was determined pursuant to the terms of the Pledge Agreement;

2.	reassign any and all rights, title and interest in the TIMET Shares back to VHC; and

3.	return to VHC the stock certificates representing the TIMET Shares and any related stock powers that VHC had tendered to the CDCT regarding such certificates.

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If you have any questions, please call Andy Louis at 972.450.4243.

Sincerely,

Contran Corporation

By:
William J. Lindquist, Senior Vice President

cc: Mr. Bobby D. O’Brien	Via Email
J. Mark Hollingsworth, Esq.	Via Email
Mr. John A. St. Wrba	Via Email
Mr. Gregory M. Swalwell	Via Email
Mr. Keith A. Johnson	Via Email
A. Andrew R. Louis, Esq.	Via Email
Ms. Jean G. Clarrissimeaux	Via Email

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